EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 13, 2021 with respect to the statements of condition including the related portfolios of Global Technology Leaders Portfolio 2021-4, American Innovation Leaders Portfolio 2021-3, New World Leaders Portfolio 2021-3 and U.S. Defense Portfolio 2021-3 (included in Invesco Unit Trusts, Series 2160) as of September 13, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-257840) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
September 13, 2021